Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and between

PROSPERITY BANCSHARES, INC.

and

AMERICAN STATE FINANCIAL CORPORATION

Dated as of February 26, 2012

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Director Non-competition Agreement
Exhibit C	Form of Release by Officers and Directors

SCHEDULES

Schedule 3.1	Subsidiaries
Schedule 3.2(d)	Options and Other Rights
Schedule 3.2(e)	Shareholders’ Agreements
Schedule 3.2(f)	Dividends
Schedule 3.4	Investment Securities
Schedule 3.7(a)	Past Due Loans
Schedule 3.7(b)	Watch List
Schedule 3.10(a)	Real Property
Schedule 3.11	Personal Property
Schedule 3.13	Litigation
Schedule 3.14(d)	Income Tax Returns
Schedule 3.14(f)	Tax Sharing Agreements
Schedule 3.15	Contracts and Commitments
Schedule 3.16	Insurance
Schedule 3.17	Third Party Consents
Schedule 3.19	Regulatory Actions and Approvals
Schedule 3.22	Compensation and Benefit Plans
Schedule 3.23	Deferred Compensation and Salary Continuation Arrangements
Schedule 3.24	Brokers, Finders and Financial Advisors
Schedule 3.29	Intellectual Property Rights
Schedule 3.31	Shareholders’ List
Schedule 5.2(b)(ii)	Loan Commitments
Schedule 5.2(b)(iii)	Issuance of Company Shares
Schedule 5.2(b)(v)	Branch Offices
Schedule 5.2(b)(viii)	Benefits and Perquisites
Schedule 5.2(b)(xix)	Capital Expenditures
Schedule 5.6	Persons to Sign Employment Agreements
Schedule 6.7(a)	Individuals to be Directors of Prosperity
Schedule 6.7(b)	Individuals to be Directors of Prosperity Bank
Schedule 6.9	Agreements to be Assumed and Honored by Prosperity
Schedule 10.5	Termination of Change in Control Agreements

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AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of February 26, 2012 is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company pursuant to the Gramm-Leach Bliley Act (“GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and American State Financial Corporation (the “Company”), a Texas corporation and bank holding company registered under the BHC Act.

RECITALS

WHEREAS, the Company desires to affiliate with Prosperity, and Prosperity desires to affiliate with the Company in the manner provided in this Agreement; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company believe that the acquisition of the Company by Prosperity in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined below) qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into this Agreement, each member of the Board of Directors of the Company (the “Company Board”) has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she agrees to vote the issued and outstanding common shares, par value $10.00 per share, of the Company (“Company Shares”) beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby.

INTRODUCTION

A. This Agreement provides for the merger of the Company with and into Prosperity with Prosperity as the surviving entity (the “Merger”), all pursuant to this Agreement. In connection with the Merger, all of the issued and outstanding Company Shares shall be exchanged for such consideration as set forth in this Agreement.

B. It is contemplated that following the Merger, and pursuant to a separate agreement, Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity (“Prosperity Bank”), and American State Bank (the “Bank”), a Texas banking association and wholly-owned subsidiary of the Company, shall be combined through merger, purchase and assumption or otherwise, with Prosperity Bank as the surviving entity (the “Bank Merger”).

AGREEMENT

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I.

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 8.2 hereof), the Company shall be merged with and into Prosperity (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Chapter 10 and Chapter 21, Subchapter J, of the Texas Business Organizations Code (“TBOC”).

Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Prosperity as in effect at the Effective Time. Until altered, amended or repealed as provided therein and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Prosperity as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Prosperity as of the Effective Time. The established offices and facilities of the Company immediately before the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of the Company and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately before the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to the Company and Prosperity, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law or the Articles of Incorporation or Bylaws of Continuing Corporation, and subject to Section 6.7(a), the members of the Board of Directors of Prosperity (the “Prosperity Board”) at the Effective Time shall be the Board of Directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corporation, the senior officers of Prosperity immediately before the Effective Time shall be the senior officers of Continuing Corporation.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of the Company and Prosperity shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of the Company and Prosperity. All rights, franchises and interests of the Company and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Section 10.008 of the TBOC.

Section 1.5 Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all liabilities of the Company and Prosperity. All debts, liabilities, obligations and contracts of the Company and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Prosperity, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Prosperity shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Approvals and Notices. This Agreement shall be submitted to the shareholders of the Company in accordance with the terms of this Agreement, the applicable provisions of law and the Articles of Incorporation and Bylaws of the Company. In accordance with other Sections of this Agreement, the Company and Prosperity shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”) and the Texas Department of Banking (“TDB”).

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.8 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Prosperity may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal income tax consequences to the shareholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Company Shares under this Agreement is not thereby changed in kind or reduced in amount because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II.

CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) Unless otherwise adjusted pursuant to Section 2.2 or 2.3, each Company Share issued and outstanding immediately before the Effective Time, but excluding any Dissenting Shares (as defined in Section 2.5 hereof), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive (i) a number of common shares, $1.00 par value, of Prosperity (“Prosperity Common Shares”) equal to the quotient, rounded to the nearest ten thousandth (the “Exchange Ratio”), obtained by dividing 8,525,000 (the “Stock Consideration”) by the number of Company Shares outstanding immediately before the Effective Time (“Company Closing Shares”), plus cash in lieu of any fractional Prosperity Common Share, and (ii) an amount of cash equal to $178,500,000 (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”), divided by the Company Closing Shares (the “Per Share Cash Consideration”). At the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(b) Each Company Share held in the treasury of the Company and each Company Share owned by the Bank (other than (i) Company Shares held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) Company Shares held in respect of a debt previously contracted) shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any certificates or scrip representing fractional Prosperity Common Shares otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Prosperity shall pay to each former holder of Company Shares otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a Prosperity Common Share which such holder would otherwise be entitled to receive pursuant to this Section 2.1. “Average Closing Price” of Prosperity Common Shares shall be the average of the closing price per Prosperity Common Share on The New York Stock Exchange (“NYSE”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) for the ten (10) consecutive trading days ending on and including the fifth trading day preceding the Closing Date.

Section 2.2 Adjustments to Exchange Ratio. The aggregate number of Prosperity Common Shares to be exchanged for each Company Share shall be adjusted appropriately to reflect any change in the number of Prosperity Common Shares by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Prosperity Common Shares, received or to be received by holders of Prosperity Common Shares, when the record date or payment occurs before the Effective Time.

Section 2.3 Adjustment to Merger Consideration for Equity Capital.

(a) If the Equity Capital (as defined below) on the Closing Date is less than $275,000,000, the Cash Consideration will be reduced by an amount equal to the difference between $275,000,000 and the Equity Capital on the Closing Date.

(b) For purposes of this Agreement, “Equity Capital” shall equal the sum of the capital stock, capital surplus and retained earnings of the Company, excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles (“GAAP”). For purposes of calculating Equity Capital, the Company shall include deductions for (i) the after-tax amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement and the transactions contemplated hereby, (ii) the after-tax amount of any legal and accounting fees incurred in connection with the Merger, this Agreement and the transactions contemplated hereby, (iii) the after-tax premium or additional cost incurred to provide for the continuation of certain of the Company’s insurance policies pursuant to Section 5.9, (iv) the estimated after-tax amount of any penalty or liquidated damages associated with the termination of the Company’s contracts with any provider of electronic banking and data processing services, assuming that those contracts are terminated on September 30, 2012, (v) the after-tax amount of any payments to be made by the Company or the Bank pursuant to any existing employment, change in control or other similar agreements or severance, retention or bonus arrangements between the Company or the Bank and any other person, including but not limited to those pursuant to Section 10.5, (vi) the accrual through the Closing Date in accordance with GAAP, and confirmed by a third-party consultant of Prosperity, of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements, (vii) the payment of the dividend contemplated by Section 5.2(x)(A)(3), (viii) any amount required to be added to the Company’s allowance for loan losses pursuant to Section 5.10 hereof and (ix) such other amounts as are agreed upon by the Company and Prosperity. Notwithstanding the foregoing, Equity Capital will not be adjusted for any adjustment required by Prosperity pursuant to Section 5.8.

Section 2.4 Treatment of Company Options. Not later than 10 days after the Meeting (as defined in Section 5.1), the Company Board will accelerate the time at which each option to acquire Company Shares (each a “Company Option”) may be exercised for a limited period of time on or before a date chosen by the Company Board (which date will be before the Effective Time) (the “Specified Date”). After the Specified Date, all unexercised Options will terminate. On or before the Specified Date, each Company Option may be exercised for cash by the holder thereof in accordance with its terms. The Company may provide financing to each holder of Company Options for the exercise price, bearing interest at a rate of 3% per annum, provided that (a) the Company takes a lien against the Company Shares acquired through exercise of the Company Options, (b) the financing documents provide that the borrower must use the Per Share Cash Consideration received from the Company Shares acquired through exercise of the Company Options to reduce the amount of funds borrowed from the Company and (c) after that reduction, the borrower must refinance any remaining indebtedness with a lender other than the Company within thirty (30) days after the Effective Time.

Section 2.5 Dissenting Shares. Each share of Company Shares issued and outstanding immediately before the Effective Time, the holder of which has voted against the approval of the Merger and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by Chapter 10, Subchapter H of the TBOC is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the TBOC; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.6 Exchange of Shares.

(a) Prosperity shall deposit or cause to be deposited in trust with Computershare Investor Services, Inc., Denver, Colorado (the “Exchange Agent”) (i) certificates representing Prosperity Common Shares and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Cash Consideration, as may be adjusted pursuant to Section 2.3, (B) to holders of Dissenting Shares pursuant to Section 2.5. if any, and (C) holders of a fraction of a share of Prosperity Common Shares pursuant to Section 2.1(c) (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as practicable after the Effective Time, with the intent to be within eight (8) business days after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Date represented Company Shares (the “Certificates”) as of that date a letter of transmittal that will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the Company Shares represented by such Certificate(s) will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). The form and substance of the Transmittal Materials are to be acceptable to Prosperity and the Company before they are mailed to the holders of the Certificates. Upon surrender to the Exchange Agent of a Certificate, together with the Transmittal Materials duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of Prosperity Common Shares provided in Section 2.1, as may be adjusted pursuant to Sections 2.2 and 2.3, and such Certificate shall forthwith be cancelled. Prosperity shall provide the Exchange Agent with certificates for Prosperity Common Shares, as requested by the Exchange Agent, for the number of shares provided in Section 2.1, as may be adjusted. No interest will be paid or accrued with respect to the Prosperity Common Shares or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.6, after the Effective Time, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c) Promptly after receipt of such Transmittal Materials, Prosperity will cause the Exchange Agent to review the Transmittal Materials in order to verify proper completion and execution thereof. As soon as practicable after the Effective Time or within 5 days after surrender of a Certificate to the Exchange Agent, together with properly completed and executed Transmittal Materials, Prosperity will cause the Exchange Agent to pay to the former shareholder of the Company (“Shareholder”) the Per Share Cash Consideration multiplied by the number of Company Shares represented by such Certificate and issue certificates for Prosperity Common Shares equal to the Exchange Ratio multiplied by the number of Company Shares represented by such Certificate.

(d) No dividends or other distributions declared after the Effective Time with respect to Prosperity Common Shares and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and duly executed Transmittal Materials to the Exchange Agent in accordance with this Section 2.6. After the surrender of a Certificate and duly executed Transmittal Materials in accordance with this Section 2.6, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the Prosperity Common Shares represented by such Certificate.

(e) After the Effective Time, the share transfer ledger of the Company shall be closed and there shall be no transfers on the share transfer books of the Company for the Company Shares which were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.6.

(f) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Exchange Agent mails the Transmittal Materials pursuant to this Section 2.6 shall be returned to Prosperity upon demand, and any shareholders of the Company who have not theretofore complied with the exchange procedures in this Article II shall look to Prosperity only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(g) If any certificate representing Prosperity Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing Prosperity Common Shares in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

(h) None of Prosperity, the Company, the Exchange Agent or any other person shall be liable to any former holder of Company Shares for any Prosperity Common Shares (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(i) If any Certificate is lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such person of a bond in such amount (not to exceed the amount of Merger Consideration relating to the relevant missing Certificate) as Prosperity or the Exchange Agent may direct as indemnity against any claim that may be made against Prosperity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Prosperity as set forth below. On or before the date hereof, the Company has delivered to Prosperity disclosure schedules (“Disclosure Schedules”) referred to in this Article III. The Company agrees that two (2) business days before the Closing it shall provide Prosperity with supplemental Disclosure Schedules reflecting any changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to two (2) business days before the date of Closing.

Section 3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. The Company owns all of the outstanding capital stock of the Bank free and clear of any lien, charge, claim or other encumbrance. The Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Each of the Company and the Bank has full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it.

(c) The Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB.

(d) True and complete copies of the Articles of Incorporation or Association and Bylaws or other constituent documents of the Company and each Subsidiary (as defined in Section 13.1(d)), each as amended to date (collectively, the “Company Constituent Documents”), have been delivered or made available to Prosperity.

(e) Other than as set forth in Schedule 3.1, neither the Company nor any of its Subsidiaries (i) has any Subsidiaries (as defined in Section 13.1(d)) or Affiliates (as defined in Section 13.1(a)), (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) Knows (as defined in Section 13.1(b)) of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of the Company.

(f) The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

Section 3.2 Capitalization.

(a) The authorized capital of the Company consists of 10,000,000 common shares, $10.00 par value, of which 2,470,083 shares are issued and outstanding as of the date of this Agreement. All of the outstanding Company Shares are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

(b) The authorized capital stock of the Bank consists of 10,000,000 shares of common stock, $10.00 par value, of which 1,000,000 shares are issued and outstanding as of the date of this Agreement. The authorized capital stock of ASFC Investment Corporation consists of 1,000,000 common shares, $1.00 par value, of which 1,000 shares are issued and outstanding as of the date of this Agreement. The authorized capital stock of Farmers and Stockmen Regional Credit Corporation consists of 500,000 common shares, $1.00 par value, of which 45,000 shares are issued and outstanding as of the date of this Agreement. The authorized capital stock of Brownfield Investment Corporation consists of 1,000,000 common shares, $1.00 par value, of which 1,000 shares are issued and outstanding as of the date of this Agreement.

(c) The Company owns, either directly or indirectly, all of the issued and outstanding capital stock of its Subsidiaries. The outstanding capital stock of the Company’s Subsidiaries is (i) duly authorized, validly issued, fully paid and nonassessable, and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any person.

(d) Except as set forth on Schedule 3.2(d), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Shares. If all of the outstanding options listed on Schedule 3.2(d) are exercised by the holder thereof, the Company would be obligated to issue 29,450 Company Shares. As of one (1) business day before the Effective Time, there will be no options, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Shares.

(e) The Company does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Other than the Voting Agreement attached hereto as Exhibit A and except as set forth on Schedule 3.2(e), there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Company Shares.

(f) Except as set forth on Schedule 3.2(f), and consistent with past practice, the Company has not paid any dividends on the Company Shares after December 31, 2011.

Section 3.3 Approvals; Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and any related documents, including documents to effect the Bank Merger, and each of the Company and the Bank has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Company Board. The Company Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders, and has directed that the Agreement be submitted to the Company’s shareholders for approval and adoption. Except for the approval of the shareholders of the Company, no further actions or corporate proceedings on the part of the Company are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4 Investments. The Company has furnished to Prosperity a complete list, as of December 31, 2011, of all securities, including municipal bonds, owned by the Company (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by the Company (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of the Company equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5 Financial Statements.

(a) The Company has furnished or made available to Prosperity true, correct and complete copies of its audited consolidated balance sheets as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2011, 2010 and 2009, accompanied by the report thereon of the Company’s independent auditors (the “Annual Financial Statements”). The Company has also furnished to Prosperity a true, correct and complete copy of the Consolidated

Reports of Condition and Income (“Call Reports”) filed by the Bank as of and for each period during the three years ended December 31, 2011. The Annual Financial Statements and Call Reports are collectively referred to in this Agreement as the “Company Financial Statements.”

(b) The Annual Financial Statements fairly present the financial position of the Company and results of operations at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis. The Call Reports fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

(c) As of the dates of the Company Financial Statements and as of the date of this Agreement, neither the Company nor the Bank had any material liabilities, fixed or contingent, except as fully set forth or provided for in such Company Financial Statements or otherwise disclosed in this Agreement.

Section 3.6 Loan Portfolio and Reserve for Loan Losses.

(a) All evidences of indebtedness and leases of the Bank (together, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. The Bank has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. To the Company’s Knowledge, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Bank is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b) The credit files of the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) Known to the Company that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the Bank (including loans that will be outstanding if it advances funds it is obligated to advance).

(c) The allowance for loan losses shown on the Company Financial Statements as of December 31, 2011 was, and the allowance for loan losses to be shown on any financial statements of the Company or the Bank or Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of the Company, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of the Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.7 Certain Loans and Related Matters.

(a) Except as set forth in Schedule 3.7(a), the Company is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is 60 days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company, or any 10% or more shareholder of the Company, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to the Company including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over the Company and which violation could have a Material Adverse Effect (as defined in Section 13.1(c)) on the Company.

(b) Schedule 3.7(b) contains the “watch list of loans” of the Bank (“Watch List”) as of December 31, 2011. To the Company’s Knowledge, there is no other loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with the Company’s ordinary course of business and consistent with safe and sound banking principles.

Section 3.8 Trust Business.

(a) Each of the Company and its Subsidiaries, as applicable, (i) has been duly appointed to all fiduciary or representative capacities it holds with respect to the trusts, executorships, administrations, guardianships, conservatorships, and other fiduciary representative capacities administered or otherwise held by it (the underlying documents establishing each such relationship are collectively referred to herein as the “Trust Agreements”) and all such appointments are currently in effect and (b) has obtained all governmental authorizations necessary for the conduct of such trust business. Each of the Company and its Subsidiaries, as applicable, has properly administered all client accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable legal requirements.

(b) All of the Trust Agreements will remain in full force and effect after the consummation of the transactions contemplated by this Agreement. Neither the Company and its Subsidiaries nor, to the Company’s Knowledge, any of their respective directors, officers or employees has committed any breach of the Trust Agreements.

(c) To its Knowledge, each of the Company and its Subsidiaries has performed all obligations required to be performed by it under the Trust Agreements and is not in default thereunder. The fiduciary books and records of the Company and its Subsidiaries related to the trust activities, (i) have been fully, properly and accurately maintained in all material respects, (ii) have been maintained in accordance with applicable fiduciary accounting practices and with no material inaccuracies or discrepancies of any kind contained or reflected therein, and (iii) fairly present the substance of trust events and transactions included therein.

(d) Each of the Company and its Subsidiaries has (i) fulfilled all of its respective escheat obligations; and (ii) not waived, amended or modified any provision of any Trust Agreement except in accordance with the provisions of such Trust Agreement and as shown in the records maintained by the Company and its Subsidiaries.

Section 3.9 Independent Sales Organization Services.

(a) Each of the Company and the Bank, as applicable, is now, and as of the Effective Time will be, a member in good standing under each membership, network or similar agreement related to the Company’s or the Bank’s provision of independent sales organization or electronic funds transfer services. The Company will, or will cause the Bank to, use its best efforts to take all steps necessary to ensure that Prosperity or its Subsidiary will become a member in good standing under such agreements upon consummation of the Merger and/or Bank Merger.

(b) Each of the Company and the Bank, as applicable, has made all payments due under the terms of any membership, network or similar agreement, operating rules, regulations or license agreement related to the Company’s or the Bank’s provision of independent sales organization or electronic funds transfer services as of the date of this Agreement and will have made all such payments due as of the Effective Time.

Section 3.10 Real Property Owned or Leased.

(a) Schedule 3.10(a) contains a true, correct and complete list of all real property owned or leased by the Company or the Bank, including non-residential other real estate (the “Company Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties referred to in Schedule 3.10(a), title insurance policies for the owned real property referred to in Schedule 3.10(a), and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Prosperity.

(b) No lease or deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Company Real Property pertaining to its current primary business purpose. Each of such leases is a legal, valid and binding obligation of the Company or the Bank, as applicable, is enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the Company or, to the Company’s Knowledge, the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) None of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Company. No condemnation proceeding is pending or, to the Company’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.

(d) The Company or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Company Real Property, and such interest is free and clear of all liens, including Tax liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of the Company and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.11 Personal Property. Except as set forth in Schedule 3.11, each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Company Personalty”), free and clear of all liens, charges or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Personalty. Subject to ordinary wear and tear, the Company Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.12 Environmental Laws. The representations and warranties in this Section 3.12 are the sole representations and warranties with respect to environmental, health and safety matters, and no other representations and warranties will be deemed to apply to such matters. The Company and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in material compliance with all Environmental Laws (as defined below) and permits thereunder. Neither the Company nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below), and they are not subject to any claim or lien under any Environmental Laws. No Company Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Company or its Subsidiaries or owned, operated or leased by the Company or its Subsidiaries within the 10 years preceding the date of this Agreement, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To the Company’s Knowledge, (a) no asbestos was used in the construction of any portion of any Company Real Property, (b) no real property currently owned by it or any Subsidiary is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by the Company or any of its Subsidiaries.

“Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Company and the Bank in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.13 Litigation and Other Proceedings. Except as set forth in Schedule 3.13, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the Company’s Knowledge, threatened before any court or administrative body in any manner against the Company or any Subsidiary or any of their respective properties or capital stock. The Company will notify Prosperity promptly in writing of any such proceedings threatened or instigated against the Company or its Subsidiaries, or any officer or director thereof subsequent to the date of this Agreement. The Company has no Knowledge of any basis on which any litigation or proceeding could be brought which could reasonably be expected to result in a Material Adverse Effect on the Company or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated thereby. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.14 Taxes.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the Company or any Subsidiary is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

(b) The Company and its Subsidiaries have filed all Tax Returns that each was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid except those that the Company or any Subsidiary is contesting in good faith through appropriate proceedings that are accrued on the Company Financial Statements in accordance with GAAP. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the Company or any Subsidiary to pay any Tax.

(c) The Company and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which the Company has Knowledge based upon contact with any agent of such authority. Schedule 3.14(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Prosperity correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither the Company nor any of its Subsidiaries has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulation Section 1.6011-4. If the Company or any of its Subsidiaries has participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Treasury Regulations. Except as set forth in Schedule 3.14(f), neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which the Company is the common parent) or (iii) has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(h) Neither the Company, any of its Subsidiaries nor, to the Company’s Knowledge, Prosperity will be required to include any item of income in, nor will the Company, any of its Subsidiaries, or, to the Company’s Knowledge, Prosperity be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or before the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or before the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; or (v) prepaid amount received on or before the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years before the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of December 31, 2011, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Returns.

Section 3.15 Contracts and Commitments.

(a) Except as set forth in Schedule 3.15, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contracts, change-in-control agreements or severance arrangements (including, without limitation, any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option or other employee benefit arrangement, other than any deferred compensation arrangement disclosed in Schedule 3.23 or any profit-sharing, pension or retirement plan or welfare plan disclosed in Schedule 3.22;

(iii) except as set forth in Schedule 3.10(a), any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of the Company or the Bank imposed by any bank regulatory authority having supervisory jurisdiction over the Company or the Bank;

(viii) note, debenture, agreement, contract or indenture related to the borrowing by the Company or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of the Company or the Bank or holder of 10% or more of the issued and outstanding Company Shares, or any affiliate of such person;

(xi) agreement with any executive officer or director of the Company or the Bank or holder of 10% or more of the issued and outstanding Company Shares or any affiliate of such person, relating to bank owned life insurance (“BOLI”);

(xii) contracts, other than the foregoing, with payments aggregating $250,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement;

(xiii) any agreement containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

(xiv) any data processing services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less;

(xv) any agreement pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; or

(xvi) any membership, network or similar agreement, operating rules, regulations or license agreement related to the Company’s or any of its Subsidiaries’ provision of independent sales organization or electronic funds transfer services.

(b) Each contract or commitment set forth in Schedule 3.15 is valid and binding on the Company or its Subsidiaries, as the case may be, and to the Company’s Knowledge, the other parties thereto, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. The Company has performed in all material respects all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party is reasonably likely to result in default under, any indenture, mortgage, contract, lease or other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or under any provision of the Company Constituent Documents. A true and complete copy of each contract or commitment set forth in Schedule 3.15 has been delivered or made available to Prosperity.

Section 3.16 Fidelity Bonds and Insurance.

(a) A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either the Company or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Schedule 3.16.

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which the Company or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by the Company and its Subsidiaries in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated to the Company or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time before the Effective Time or generally disclaimed liability thereunder. Neither the Company nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither the Company nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.17 No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) conflict with or violate any provision of the Company Constituent Documents, (ii) assuming all required shareholder and regulatory approvals and consents are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) assuming all consents of third parties set forth on Schedule 3.17 are duly obtained, violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause the Company or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (iii) such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on the Company.

Section 3.18 Compliance with Laws and Regulatory Filings.

(a) The Company and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over the Company, the approval of the Company’s shareholders, and the consents of the third parties set forth in Schedule 3.17, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of the Company and its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby.

(b) The Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB, or any other regulatory authority having supervisory jurisdiction over the Company and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no regulatory agency has initiated any proceeding or, to the Company’s Knowledge, investigation into the business or operations of the Company and its Subsidiaries. There is no unresolved violation, criticism or exception by any regulatory agency with respect to any report or statement relating to any examinations of the Bank or the Company.

Section 3.19 Regulatory Actions and Approvals. There are no actions or proceedings pending or, to the Company’s Knowledge, threatened, against the Company or any Subsidiary by or before any regulatory authority having jurisdiction over the Company or any Subsidiary. Except as set forth in Schedule 3.19, neither the Company nor any Subsidiary is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any regulatory authority having jurisdiction over it. The Company has no Knowledge of any fact or circumstance relating to it that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, nor does the Company have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger.

Section 3.20 Absence of Certain Changes. Since December 31, 2011, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.21 Employment Relations. The relations of the Company with its employees is satisfactory. The Company has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. The Company has complied with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no person has asserted to the Company that the Company is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.22 Compensation and Benefit Plans.

(a) Schedule 3.22 lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of the Company or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates has any liability, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Company Employee Plan”). There is no pending or, to the Company’s Knowledge, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Company Employee Plan. All of the Company Employee Plans comply and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the Company Employee Plans which is likely to result in the imposition of any penalties or taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required by law or by any Company Employee Plan have been made by the due date thereof.

(b) Neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and the Company is not aware of any event or circumstance that would disqualify any such Company Employee Plan. The Company has provided or made available copies of the most recent Form 5500 filings for the applicable Company Employee Plans.

(c) Neither the Company nor any ERISA Affiliate (as defined below) has any liability or contingent liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of the Company or any of its respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of the Company, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA, and none of the Company or any of its respective ERISA Affiliates has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.

(d) There does not now exist, nor, to the Company’s Knowledge, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Company or any of its Subsidiaries now or following the Closing. “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (5) under corresponding or similar provisions of foreign laws or regulations.

(e) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by the Company or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, neither the Company nor any of its Subsidiaries has any liability to provide post-retirement health or life benefits to any employee or former employee of the Company or any of its Subsidiaries.

(f) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(g) Except as set forth on Schedule 3.2(d), there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of the Company or any ERISA Affiliate.

Section 3.23 Deferred Compensation Arrangements. Schedule 3.23 contains a list of all non-qualified deferred compensation and salary continuation arrangements of the Company or any of its Subsidiaries, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been accrued for on the Company Financial Statements in accordance with GAAP, and as of the Closing Date, will be, accrued in accordance with GAAP. Each such nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

Section 3.24 Brokers, Finders and Financial Advisors. Other than as set forth in Schedule 3.24, neither the Company nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.25 Accounting Controls. The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Company Board or the duly authorized executive officers of the Company; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as the Company or other criteria applicable to such financial statements, and to maintain accountability for items therein; (iii) control of the material properties and assets of the Company is permitted only in accordance with general or specific authorization of the Company Board or the duly authorized executive officers of the Company; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.26 Derivative Contracts. Neither the Company nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Company Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.27 Deposits. No deposit of the Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.28 Community Reinvestment Act. The Bank is in compliance in all material respects with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (“CRA”) and all regulations promulgated thereunder. The Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and the Company has no Knowledge of any reason why the Bank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC, the TDB, or any other governmental entity would reasonably be expected to seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.29 Intellectual Property Rights.

(a) Schedule 3.29 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by the Company or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). The Company and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither the Company nor any Subsidiary is, to the Company’s Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor, to the Company’s Knowledge, has the Company or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b) Neither the Company nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of the Company or any Subsidiary or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.30 Fraud; Bank Secrecy Act; USA PATRIOT Act. The Company and the Bank have neither had nor suspected any material incidents of fraud or defalcation during the last two years. Each of the Company and the Bank is in material compliance with the Bank Secrecy

Act and all regulations promulgated thereunder and has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, each of the Company and the Bank is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, the GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation, Bank Protection Act, all applicable Financial Crimes Enforcement Network requirements and all other related laws.

Section 3.31 Shareholders’ List. Schedule 3.31 contains a true, correct and complete list of the holders of Company Shares as of a date within 10 business days before the date of this Agreement, containing their names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated before Closing.

Section 3.32 SEC Status; Securities Issuances. The Company is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company and any Subsidiary have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state laws, and all other applicable laws or were exempt from any such registration requirements.

Section 3.33 Fiduciary Responsibilities. The Bank has performed in all of its duties as a trustee, custodian, guardian or an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 3.34 Dissenting Shareholders. The Company has no Knowledge of any plan or intention on the part of any shareholder of the Company to make written demand for payment of the fair value of such holder’s Company Shares in the manner provided in Chapter 10, Subchapter H of the TBOC.

Section 3.35 Takeover Laws. The Company Board has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to the Company, including Sections 21.601 – 21.610 of the TBOC.

Section 3.36 Fairness Opinion. Before the execution of this Agreement, the Company has received a written opinion from Sandler O’Neill & Partners, LP, dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Prosperity represents and warrants to the Company as set forth below.

Section 4.1 Organization.

(a) Prosperity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. Prosperity owns 100% of the membership interest (“Delaware Interests”) of Prosperity Holdings of Delaware, LLC (“Delaware Company”). Delaware Company, a Delaware limited liability company and a financial holding company registered under the BHC Act and the GLB Act, is duly organized, validly existing and in good standing under the laws of the State of Delaware. Delaware Company owns 100% of the issued and outstanding shares of common stock, $4.00 par value, of Prosperity Bank (“Prosperity Bank Stock”). Prosperity Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Prosperity, Delaware Company and Prosperity Bank have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prosperity. Each of Prosperity, Delaware Company and Prosperity Bank is in good standing under the laws of its jurisdiction of incorporation.

(c) Prosperity Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act. Prosperity Bank does not conduct trust activities.

Section 4.2 Capitalization.

(a) The authorized capital stock of Prosperity consists of 200,000,000 Prosperity Common Shares, 47,270,519 shares of which are issued and 47,233,431 shares of which are outstanding as of the date of this Agreement, and 20,000,000 preferred shares, $1.00 par value, none of which is issued and outstanding. The Delaware Company has issued and outstanding 1,000 Delaware Interests as of the date of this Agreement. The authorized capital stock of Prosperity Bank consists of 130,000 shares of Prosperity Bank Stock, 130,000 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Prosperity Common Shares, Delaware Interests and Prosperity Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. There are no voting trusts, voting agreements or other similar arrangements affecting the Delaware Interests or the Prosperity Bank Stock, or to Prosperity’s Knowledge, the Prosperity Common Shares.

(b) At the Effective Time, the Prosperity Common Shares issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws. The Prosperity Common Shares to be issued in exchange for Company Shares in the Merger will be issued pursuant to (i) an effective registration statement under the Securities Act and (ii) effective registrations or exemptions under state securities laws, as applicable.

Section 4.3 Approvals; Authority.

(a) Prosperity has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Prosperity and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Prosperity Board. The Prosperity Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Prosperity and its shareholders. No further actions or corporate proceedings on the part of Prosperity are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Prosperity and is a duly authorized, valid, legally binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Prosperity or similar constituent documents of any of its Subsidiaries or (b) assuming all required shareholder and regulatory consents and approvals, and any requisite consents of third parties, are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prosperity or any of its Subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Prosperity or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Prosperity or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Prosperity or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on Prosperity.

Section 4.5 Financial Statements.

(a) Prosperity has furnished or made available to the Company true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, which contains Prosperity’s audited consolidated balance sheets as of December 31, 2010 and 2009, and the related statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2010, 2009 and 2008 and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30 and September 30, 2011, as filed with the SEC, which contains Prosperity’s unaudited consolidated balance sheets and related statements of income, statements of changes in shareholders’ equity and cash flows as of and for the quarters and interim periods ended March 31, June 30 and September 30, 2011 and 2010. The financial statements referred to above included in the Annual Report on Form 10-K and the unaudited financial statements included in the Quarterly Reports on Form 10-Q are collectively referred to herein as the “Prosperity Financial Statements.”

(b) Each of the Prosperity Financial Statements fairly presents in all material respects the financial position and results of operation of Prosperity at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c) As of the dates of the Prosperity Financial Statements referred to above, neither Prosperity nor any Subsidiary had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Prosperity Financial Statements or otherwise disclosed in this Agreement.

(d) There are no outstanding loans made by Prosperity or any Subsidiary to any executive officer or director of Prosperity, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

Section 4.6 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to Prosperity’s Knowledge, threatened before any court or administrative body in any manner against Prosperity or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on Prosperity or the transactions proposed by this Agreement. To Prosperity’s Knowledge, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on Prosperity or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. To Prosperity’s Knowledge, neither Prosperity nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality that is reasonably likely to have a Material Adverse Effect on Prosperity or the transactions contemplated by this Agreement.

Section 4.7 Taxes. Prosperity and its Subsidiaries have filed with the appropriate governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments due and owing (whether or not shown on any Tax Return). At the time of filing, all such Tax Returns were correct and complete in all material respects. To the Knowledge of Prosperity, neither Prosperity nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against Prosperity or any of its Subsidiaries.

Section 4.8 Compliance with Laws and Regulatory Filings. Prosperity and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over Prosperity and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Prosperity and its Subsidiaries in connection with the execution, delivery and performance by Prosperity of this Agreement and the transactions contemplated hereby. Prosperity and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Prosperity and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to Prosperity’s Knowledge, true and correct in all material respects.

Section 4.9 Regulatory Actions and Approvals. There are no actions or proceedings pending or, to Prosperity’s Knowledge, threatened, against Prosperity or any Subsidiary by or before any regulatory authority having jurisdiction over Prosperity or any Subsidiary. Neither Prosperity nor any Subsidiary is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any regulatory authority having jurisdiction over it. Prosperity has no Knowledge of any fact or circumstance relating to Prosperity or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger, nor does Prosperity have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger and the Bank Merger.

Section 4.10 Absence of Certain Changes. Since December 31, 2011, (a) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity.

Section 4.11 Compensation and Benefit Plans. The employee welfare benefit plans that are sponsored, maintained or contributed to by Prosperity and its Subsidiaries have all been operated in all material respects in compliance with ERISA, the Code and any other applicable laws.

Section 4.12 Securities and Exchange Commission Reporting Obligations. Prosperity has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), (a) complied in all material respects as to form with the applicable requirements under the Exchange Act and (b) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.13 Community Reinvestment Act. Prosperity Bank is in compliance in all material respects with the CRA and all regulations promulgated thereunder. Prosperity Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and Prosperity has no Knowledge of any reason why Prosperity Bank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the Federal Reserve Board, the FDIC, the TDB, or any other governmental entity would reasonably be expected to seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Prosperity or Prosperity Bank.

ARTICLE V.

COVENANTS OF THE COMPANY

The Company covenants and agrees with Prosperity as follows:

Section 5.1 Approval of Shareholders of the Company.

(a) The Company will, as soon as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws necessary to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Company shall, through the Company Board, recommend to the holders of Company Shares the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby. Unless the Company Board determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of outside legal counsel and the Financial Advisor, that it has received a Superior Proposal (as defined in Section 9.3(f)), it shall not withdraw, amend or modify in a manner adverse to Prosperity its recommendation and will use its best efforts to obtain the necessary approvals by the Company’s shareholders of this Agreement and the transactions contemplated hereby.

(b) If this Agreement is approved by such shareholders, the Company will take all reasonable actions to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and Prosperity reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2 Activities of the Company Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, the Company shall, and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Prosperity of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over the Company or any Subsidiary, (C) the institution or threat of any litigation against the Company or any Subsidiary or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of the Company contained in this Agreement to be untrue in any material respect or (3) a Material Adverse Effect on the Company; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of the Company or Prosperity to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Effective Time, except (i) as expressly contemplated or permitted by this Agreement or (ii) as required by law or regulation, the Company shall not, and shall not permit any of its Subsidiaries to, without the written consent of Prosperity, which consent will not be unreasonably withheld:

(i) adjust, split, combine or reclassify any of the Company Shares;

(ii) make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (C) would exceed $500,000 individually or in the aggregate to any Borrower (except (1) pursuant to commitments made before the date of this Agreement that are listed in Schedule 5.2(b)(ii) and not covered by items A or B of this clause or (2) loans fully secured by a certificate of deposit at the Bank; provided, that in the event that the Bank desires to make or renew any such loan which would exceed $500,000 individually or in the aggregate to any borrower, it shall so advise Prosperity via e-mail transmission. Prosperity shall notify the Bank via e-mail transmission within two business days of receipt of such notice whether Prosperity consents to such loan or extension of credit, provided that if Prosperity fails to notify the Bank with such time frame, Prosperity shall be deemed to have consented to such loan or extension of credit. For purposes of this Section 5.2(b), “Borrower” means any person or entity (including any Affiliate, shareholder, member or partner of such person or entity) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any person or entity;

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except as set forth on Schedule 5.2(b)(iii);

(iv) grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

(v) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, except as set forth on Schedule 5.2(b)(v);

(vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.15, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii) grant any severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the Company or any Subsidiary, either individually or as part of a class of similarly situated persons;

(viii) increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement, except as set forth on Schedule 5.2(b)(viii);

(ix) amend any Company Employee Plan, other than as required to maintain the tax qualified status of such plan or otherwise as required under applicable law;

(x) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Shares, other than (1) the payment of dividends from the Bank to the Company, (2) the payment of quarterly dividends at a rate consistent with those paid by the Company during 2011, and (3) a one-time special dividend to the shareholders of the Company of up to $5,000,000 or (B) directly or indirectly, purchase, redeem or otherwise acquire any Company Shares;

(xi) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xii) sell, transfer, convey, mortgage, encumber or otherwise dispose of any properties or assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of this Agreement or those properties or assets valued on the books of the Company at $500,000 or less;

(xiii) foreclose upon or otherwise acquire any commercial real property having an appraised value of greater than $500,000 before receipt and approval by Prosperity of a Phase I environmental review thereof;

(xiv) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and safe and sound banking practices;

(xv) charge-off any loan or other extension of credit of $100,000 or more before review and approval by Prosperity of the amount of such charge-off;

(xvi) establish any new Subsidiary or Affiliate or enter into any new line of business;

(xvii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xviii) amend or change any provision of the Articles of Incorporation, Bylaws or other governing documents of the Company or any Subsidiary;

(xix) make any capital expenditure which would exceed an aggregate of $100,000, except pursuant to commitments made before the date of this Agreement and set forth in Schedule 5.2(b)(xix);

(xx) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

(xxi) prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder;

(xxii) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xxiii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

(xxiv) settle any claim, action or proceeding involving payment by it of money damages in excess of $100,000 in the aggregate or impose any material restriction on the operations of the Company or any Subsidiary;

(xxv) make any changes to its investment securities portfolio from that as of December 31, 2011, or the manner in which the portfolio is classified or reported; provided, however, that the Company and the Bank may sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than one (1) year; or

(xxvi) agree to do any of the foregoing.

Section 5.3 Access to Properties and Records.

(a) To the extent permitted by applicable law, the Company shall and shall cause each of its Subsidiaries, upon reasonable notice from Prosperity to the Company to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Prosperity full access to the properties, books and records of the Company and its Subsidiaries during normal business hours in order that Prosperity may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and its Subsidiaries, and (ii) furnish Prosperity with such additional financial and operating data and other information as to the business and properties of the Company as Prosperity shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, the Company will deliver or make available to Prosperity all unaudited quarterly financial statements prepared for the internal use of management of the Company and all Call Reports filed by the Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Prosperity will return to the Company all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

Section 5.4 Information for Regulatory Applications and SEC Filings.

(a) To the extent permitted by law, the Company will furnish Prosperity with all information concerning the Company required for inclusion in any application, filing, statement or document to be made or filed by Prosperity with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and any filings with the SEC and any applicable state securities authorities. The Company will fully cooperate with Prosperity in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. The Company agrees at any time, upon the request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to the Company contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company and the Bank contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

(b) None of the information relating to the Company and its Subsidiaries that is provided by the Company for inclusion in (i) the Proxy Statement (as defined in Section 6.2 hereof) to be prepared in accordance with the Company’s Articles of Incorporation, Bylaws and applicable law and mailed to the Company’s shareholders in connection with the solicitation of proxies by the Company Board for use at the Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Company Shareholders Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined in Section 6.2) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5 Standstill Provision.

(a) Neither the Company, nor its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to (i) solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an Acquisition Proposal (as defined in Section 9.3(d)); (ii) approve, endorse or recommend any Acquisition Proposal; (iii) enter into any Acquisition Agreement (as defined in Section 9.3(c)) relating to any Acquisition Proposal; or (iv) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 5.5(a), if the Company or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the Meeting that the Company Board has (i) determined in its good faith judgment (after consultation with the Company’s financial advisors set forth on Schedule 3.24 or a nationally recognized investment firm (the “Financial Advisor”), and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in Section 9.3(f)); (ii) determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and (iii) obtained from such person or entity an executed confidentiality agreement, then the Company or its representatives may furnish information to and enter into discussions and negotiations with such other party.

(c) The Company agrees to notify Prosperity orally immediately, and in writing within twenty-four (24) hours, after receipt of any unsolicited inquiries or Acquisition

Proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such Acquisition Proposal, request or inquiry. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any proposals for any of the foregoing transactions. The Company will, and will cause the Bank to, take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

Section 5.6 Additional Agreements.

(a) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, a Voting Agreement in substantially the form attached hereto as Exhibit A executed as of the date hereof by each director of the Company. In addition, the Company will use its best efforts to deliver to Prosperity, contemporaneously with the execution of this Agreement, a Voting Agreement executed as of the date hereof by each director of the Bank.

(b) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, employment agreements executed by each of the persons listed on Schedule 5.6.

(c) The Company will use its best efforts to deliver to Prosperity, contemporaneously with the execution of this Agreement, non-competition agreements, in substantially the form attached hereto as Exhibit B, executed by each non-employee director of the Company and the Bank.

Section 5.7 Termination of Data Processing Contracts. The Company will use its best efforts, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts and contracts related to the provision of any other electronic banking services will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by Prosperity and the Company. Such notice and actions by the Company will be in accordance with the terms of such contracts.

Section 5.8 Conforming Accounting Adjustments. The Company shall, if requested by Prosperity, consistent with GAAP, immediately before Closing, make such accounting entries as Prosperity may reasonably request in order to conform the accounting records of the Company to the accounting policies and practices of Prosperity. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company (a) of any adverse circumstances for purposes of determining whether the conditions to Prosperity’s obligations under this Agreement have been satisfied, (b) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity’s obligations under this Agreement set forth in Section 10.3 hereof or (c) that such adjustment has any bearing on the Merger Consideration. No adjustment required by Prosperity shall (y) require any prior filing with any governmental agency or regulatory authority or (z) violate any law, rule or regulation applicable to Company.

Section 5.9 Directors’ and Officers’ Liability Insurance. The Company shall purchase for a period of not less than four (4) years after the Effective Time, past acts insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (a) current directors and officers insurance policy (or comparable coverage), (b) employment practices liability insurance and (c) current financial institutions bond (or comparable coverage) for each of the directors and officers of the Company and its Subsidiaries currently covered under comparable policies held by the Company or its Subsidiaries.

Section 5.10 Allowance for Loan Losses. The Company shall use its best efforts to maintain its allowance for loan losses at a level equal to at least 1.57% of total loans (the “Minimum Allowance Amount”); provided, however, that if the allowance for loan losses is less than the Minimum Allowance Amount on the business day immediately before the Closing Date, the Company shall take all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Closing Date.

Section 5.11 Third Party Consents. The Company will use its reasonable best efforts, and Prosperity shall reasonably cooperate with the Company at the Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Schedule 3.17.

Section 5.12 Attendance at Certain Company and Bank Meetings. In order to facilitate the continuing interaction of Prosperity with the Company and the Bank, and in order to keep Prosperity fully advised of all ongoing activities of the Company and the Bank, subject to the limitation in this Section 5.12, the Company and the Bank agree to allow Prosperity to designate two (2) representatives (who shall be officers of Prosperity or Prosperity Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and discount and asset and liability management committees of the Company and the Bank. The Company and the Bank shall promptly give Prosperity prior notice by telephone of all called meetings. Such representatives shall be bound by Prosperity’s confidentiality obligations under this Agreement and shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material which the Company or the Bank is required or obligated to maintain as confidential under applicable laws or regulations or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to the Company or the Bank, as the case may be, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by a representative of Prosperity at the Company’s or the Bank’s board or committee meetings under this Section 5.12 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties in this Agreement made by the Company. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated before the Effective Time, then Prosperity’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 5.13 Releases. The Company will use its best efforts to cause each director and officer (with a title of Executive Vice President or above) of the Company and the Bank to deliver to Prosperity, on or before the Effective Time, a release in substantially the form of Exhibit C attached hereto (“Director/Officer Release”).

Section 5.14 Environmental Investigation; Rights to Terminate Agreement.

(a) Prosperity and its consultants, agents and representatives shall have the right to the same extent that the Company or the Bank has such right (at Prosperity’s cost and expense), but not the obligation or responsibility, to inspect any Company or Bank property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or before thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Prosperity, Prosperity shall (i) notify the Company of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, (ii) submit a work plan to the Company for such secondary investigation, for which Prosperity agrees to afford the Company the ability to comment on and Prosperity agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such secondary investigation, on or before sixty (60) days after the date of this Agreement. Prosperity shall give reasonable notice to the Company of such secondary investigations, and the Company may place reasonable restrictions on the time and place at which such secondary investigations may be carried out.

(b) The Company agrees to indemnify and hold harmless Prosperity for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Prosperity or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of the Company or its agents, representatives or contractors. Prosperity agrees to indemnify and hold harmless the Company for any claims for damage to property, or injury or death to persons, to the extent attributable to the gross negligence or willful misconduct of Prosperity or its agents, representatives or contractors in performing any Environmental Inspection or secondary investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. Prosperity shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by the Company in the exercise of its sole discretion and not by Prosperity. Prosperity shall make no such report before Closing unless required to do so by law, and in such case will give the Company reasonable prior notice of Prosperity’s intentions so as to enable the Company to review and comment on such proposed report.

(c) Prosperity shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Prosperity because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that could have a Material Adverse

Effect on the Company; (ii) any past or present events, conditions or circumstances that would require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure in excess of $250,000 or that could have a Material Adverse Effect on the Company; (iii) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Company Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been cleaned up in accordance with applicable Environmental Law, the effect of which could have a Material Adverse Effect on the Company; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Company Real Property, the removal or abatement of which could have a Material Adverse Effect on the Company. In the event Prosperity terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.14(c), Prosperity promptly shall deliver to the Company copies of any environmental report, engineering report, or property condition report prepared by Prosperity or any third party with respect to any Company Real Property. Any results or findings of any Environmental Inspections will not be disclosed by Prosperity to any third party not affiliated with Prosperity, unless Prosperity is required by law to disclose such information.

(d) The Company agrees to make available upon request to Prosperity and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Company Real Property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the actual possession of the Company (collectively, the “Environmental Reports”). The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Prosperity and, at Prosperity’s cost and expense, shall be entitled to certify the same in favor of Prosperity and its consultants, agents and representatives and make all other data available to Prosperity and its consultants, agents and representatives.

Section 5.15 Bank Merger. Before the Effective Time, the Company shall cause the Bank to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the completion of the Bank Merger after the Effective Time.

Section 5.16 Merger or Liquidation of Company and Bank Subsidiaries. The Company will take all steps necessary to cause the mergers of ASFC Investment Corporation and Farmers and Stockmen Regional Credit Corporation with and into the Company, with the Company surviving in each case, to be effective before the Effective Time. The Company will, and will cause the Bank to, take all steps necessary to cause the liquidation and dissolution of Brownfield Investment Corporation to be completed before the Effective Time.

Section 5.17 Termination of Shareholders’ Agreement. The Company agrees to use its best efforts to obtain from each shareholder who is a party to the Shareholders’ Agreement (Amended and Restated as of March 8, 2005) (“Shareholder Agreement”) with respect to Company Shares, and deliver to Prosperity as soon as practicable, but in no event later than ten (10) days prior to the Closing, an executed counterpart to a termination agreement that provides for the termination of the Shareholder Agreement. Such termination agreement shall be in form and substance satisfactory to Prosperity and shall provide that if this Agreement is terminated prior to the Effective Time, the Shareholder Agreement will again be in effect.

ARTICLE VI.

COVENANTS OF PROSPERITY

Prosperity covenants and agrees with the Company as follows:

Section 6.1 Best Efforts. Within thirty (30) days following the date of this Agreement, Prosperity will prepare and file, or cause to be prepared and filed, all necessary applications or other documentation with the FDIC, the TDB and any other appropriate regulatory authorities having jurisdiction over the transactions contemplated by this Agreement, including the Bank Merger, other than the Federal Reserve Board. Prosperity will prepare and file all necessary applications or other documentation with the Federal Reserve Board within fifteen (15) days after the TDB and the FDIC have accepted the applications with respect to the Bank Merger for filing. Prosperity will take all reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement and the Merger. Prosperity will provide the Company with copies of all such regulatory filings and all correspondence with regulatory authorities in connection with the Merger for which confidential treatment has not been requested. Prosperity will pay, or will cause to be paid, any applicable fees and expenses in connection with the preparation and filing of such regulatory filings.

Section 6.2 Registration Statement.

(a) As soon as practicable after the execution of this Agreement, Prosperity will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”), relating to the Prosperity Common Shares to be delivered to the shareholders of the Company pursuant to this Agreement, and will use its reasonable best efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to the Company and the meeting of the Company’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b) None of the information relating to Prosperity and its Subsidiaries that is provided by Prosperity for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Company Shareholders Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will not, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3 NYSE Listing. Prosperity shall file all documents required to be filed to have the Prosperity Common Shares to be issued pursuant to the Agreement included for listing on the NYSE and use its reasonable best efforts to effect said listing.

Section 6.4 Issuance of Prosperity Common Shares. The Prosperity Common Shares to be issued by Prosperity to the shareholders of the Company pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The Prosperity Common Shares to be issued to the shareholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity or any other person, firm or entity. The Prosperity Common Shares to be issued to the shareholders of the Company pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for Prosperity Common Shares issued to any shareholder of the Company who may be deemed to be an “affiliate” (under the Exchange Act) of Prosperity after completion of the Merger.

Section 6.5 Access to Properties and Records. To the extent permitted by applicable law, Prosperity shall and shall cause each of its Subsidiaries, upon reasonable notice from the Company to Prosperity to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of the Company full access to the properties, books and records of Prosperity and its Subsidiaries during normal business hours in order that the Company may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity and its Subsidiaries, and (b) furnish the Company with such additional financial and operating data and other information as to the business and properties of Prosperity as the Company shall, from time to time, reasonably request.

Section 6.6 Rule 144 Compliance. For a period of not less than 2 years after the date hereof (or such shorter period of time as may be applicable for “affiliates” of the Company to sell Prosperity Common Shares in accordance with Rule 145 of the Securities Act), Prosperity will use its reasonable best efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act (other than Current Reports on Form 8-K) and submit electronically and post on its corporate website, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T.

Section 6.7 Appointment of Directors. At or before the Effective Time, Prosperity will:

(a) take all actions necessary to cause the individual listed on Schedule 6.7(a) to be elected or appointed as a director of Prosperity as of the Effective Time, if he is willing and eligible to serve as a director of Prosperity; and

(b) take, or cause to be taken, all actions necessary to (i) increase by four (4) the number of positions on the Prosperity Bank Board of Directors and (ii) cause the individuals listed on Schedule 6.7(b) to be elected or appointed as directors of Prosperity Bank as of the Effective Time, if each of them, respectively, is willing and eligible to serve as a director of Prosperity Bank.

Section 6.8 Participation in Subsequent Transactions. Before the Effective Time, Prosperity will not enter into any agreement with any unaffiliated third party concerning any purchase or acquisition of Prosperity or Prosperity Bank or substantially all of their respective assets by any unaffiliated third party through any type of corporate reorganization, stock acquisition or exchange, asset purchase or other similar transaction (a “Prosperity Transaction”), unless such Prosperity Transaction expressly provides (a) for the acquisition of the Company by Prosperity or a successor entity on the same terms and conditions as provided for in this Agreement and (b) that if the Prosperity Transaction is completed before the Effective Time, the shareholders of the Company will be entitled to receive consideration in such transaction as if their Company Shares had been converted into Prosperity Common Shares at the effective time of such transaction.

Section 6.9 Assumption of Certain Agreements. Prosperity will, or will cause the applicable Subsidiary of Prosperity to, assume and honor, as of the Effective Time, the agreements listed on Schedule 6.9, as in effect on the date hereof. Prosperity will not, and will cause the applicable Subsidiary of Prosperity not to, amend or terminate each such agreement without the consent of each party thereto.

Section 6.10 Indemnification.

(a) For a four (4) year period after the Effective Time, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Articles of Incorporation of the Company or the Articles of Association of the Bank, Prosperity will indemnify and hold harmless each present director and officer of the Company or the Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of the Company or the Bank to the fullest extent that the Indemnified Party would be entitled under the Articles of Incorporation of the Company or the Articles of Association of the Bank, as applicable, in each case as in effect on the date hereof and to the extent permitted by applicable law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify Prosperity, but the failure to so notify will not relieve Prosperity of any liability it may have to the Indemnified Party to the extent such failure does not prejudice Prosperity. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Prosperity will have the right to assume the defense thereof and Prosperity will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Prosperity elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Prosperity and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to Prosperity, and Prosperity will pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) Prosperity will not be liable for any settlement effected without its prior written consent and (iv) Prosperity will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

ARTICLE VII.

MUTUAL COVENANTS OF PROSPERITY

AND THE COMPANY

Section 7.1 Notification; Updated Disclosure Schedules. The Company shall give prompt notice to Prosperity, and Prosperity shall give prompt notice to the Company, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3 with respect to the Company and in Section 11.3 with respect to Prosperity, incapable of being satisfied.

Section 7.2 Confidentiality.

(a) Prosperity and the Company will not disclose, and will cause their respective representatives to not disclose, directly or indirectly, before or after the consummation or termination of this Agreement, any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

(b) After the Effective Time, the Company and its affiliates, officers, directors, employees and representatives shall hold in confidence all documents and information concerning Prosperity, this Agreement and the transactions contemplated hereby, unless required to disclose such information pursuant to order, request or demand of a governmental authority or by judicial or administrative process or by law.

Section 7.3 Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither Prosperity nor the Company shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Employee Benefit Plans.

(a) To the extent requested by Prosperity, the Company or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any Company Employee Plan on terms satisfactory to Prosperity and in accordance with applicable law and effective no later than the Closing Date, except that the winding up of any such plan may be completed following the Closing Date. Prosperity agrees that the employees of the Company and its Subsidiaries who continue their employment after the Closing Date (the “Company Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, in accordance with the respective terms of such plans and programs, and Prosperity shall take all actions necessary or appropriate to facilitate coverage of the Company Employees in such plans and programs from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b) Each Company Employee will be entitled to credit for prior service with the Company for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under stock incentive plans and plans described in paragraph (c) of this Section 7.4), sponsored by Prosperity or Prosperity Bank to the extent permitted by such Prosperity plans and applicable law. To the extent permitted by such Prosperity plans and applicable law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Company Employee and their eligible dependents. To the extent permitted by the applicable Prosperity plans and applicable law, Prosperity further agrees to credit each Company Employee and his eligible dependents for the year during which coverage under Prosperity’s group health plan begins, with any deductibles co-payments, or out-of-pocket payments already incurred by such Company Employee during such year under the Company’s group health plan. To the extent necessary,

Prosperity shall use commercially reasonable efforts to cause its health insurance carrier to similarly credit such amounts. For purposes of determining Company Employee’s benefits for the calendar year in which the Merger occurs under Prosperity’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such Company Employee for such calendar year.

(c) Each Company Employee shall be entitled to credit for past service with the Company for the purpose of satisfying any eligibility or vesting periods applicable to Prosperity’ employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Prosperity’s 401(k) Profit Sharing Plan) to the extent permitted by such Prosperity plans and applicable law.

ARTICLE VIII.

CLOSING

Section 8.1 Closing. Subject to the other provisions of this Article VIII, a meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under Articles X, XI and XII hereof and any other documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement on a mutually acceptable date (“Closing Date”) as soon as practicable, within a 30 day period commencing with the later of the following dates:

(a) the receipt of shareholder approval and the last Regulatory Approval (as defined in Section 12.1) and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; and

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Prosperity or the Company, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Prosperity and the Company, to the consummation of the transactions contemplated herein, or such prior date as each of Prosperity and the Company shall elect whether or not such proceeding has been brought to a conclusion.

The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of the Company and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas (“Effective Time”).

ARTICLE IX.

TERMINATION

Section 9.1 Termination.

(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Board of Directors of Prosperity or the Company at any time before the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

(iii) the Effective Time has not occurred on or before the 180th day after the date of this Agreement, unless one or more of the Regulatory Approvals has not been received on or before the 165th day after the date of this Agreement, in which instance the Effective Time has not occurred on or before the 210th day after the date of this Agreement, or such later date as has been approved in writing by the Boards of Directors of Prosperity and the Company; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such applicable date; or

(iv) the approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Meeting at which they consider the Agreement.

(b) This Agreement may be terminated at any time before the Effective Time by action of the Company Board if Prosperity fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Prosperity contained herein shall be inaccurate in any material respect. If the Company Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the Company Board must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity will have 15 days from the receipt of such notice to cure the alleged breach or inaccuracy.

(c) This Agreement may be terminated at any time before the Effective Time by action of the Prosperity Board if (i) the Company fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein shall be inaccurate in any material respect, (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of the Company, the Bank, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity or (iii) any of the conditions set forth in Section 5.14(c) occur. If the Prosperity Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(c)(i), the Prosperity Board must notify the Company in writing of its intent to terminate stating the cause therefor. The Company will have 15 days from the receipt of such notice to cure the alleged breach or inaccuracy.

(d) This Agreement may be terminated at any time before the Closing upon the mutual written consent of Prosperity and the Company and the approval of such action by their respective Boards of Directors.

(e) This Agreement may be terminated at any time before the Closing by the Company Board if before the Effective Time, the Company receives an unsolicited, bona fide Acquisition Proposal (as defined in Section 9.3(d)) and the Company Board determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of outside legal counsel and the Financial Advisor, that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee and Prosperity Expenses (each as defined in Section 9.3(a)(i)) is a Superior Proposal (as defined in Section 9.3(f)) and (ii) the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that the Company may not terminate this Agreement under this Section 9.1(e) unless:

(i) the Company has provided prior written notice to Prosperity at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice advises Prosperity that the Company Board has received a Superior Proposal, specifies the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii) during the Notice Period, the Company negotiates, and causes the Financial Advisor and outside counsel to negotiate, with Prosperity in good faith (to the extent Prosperity desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the Company Board considers such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concludes in good faith based upon consultations with the Financial Advisor and the advice of outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Prosperity.

If during the Notice Period any revisions are made to the Superior Proposal and the Company Board in its good faith judgment determines such revisions are material, the Company shall deliver a new written notice to Prosperity and shall comply with the requirements of this Section 9.1(e) with respect to such new written notice, except that the new Notice Period shall be three (3) business days. Termination under this clause (e) shall not be deemed effective until payment of the Termination Fee and/or Prosperity Expenses as required by Section 9.3.

(f) This Agreement may be terminated at any time before the Closing by the Prosperity Board if (i) the Company has materially breached the covenant contained in

Section 5.5 in a manner adverse to Prosperity; (ii) the Company Board resolves to accept an Acquisition Proposal; or (iii) the Company Board withdraws or modifies, in any manner that is adverse to Prosperity, its recommendation or approval of this Agreement or the Merger or recommended to the Company shareholders acceptance or approval of any alternative Acquisition Proposal, or resolves to do any of the foregoing.

Section 9.2 Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either Prosperity or the Company as provided in Section 9.1, this Agreement (other than Section 7.2) will become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Sections 5.14, 7.2, 9.2 and 13.4 will survive termination of this Agreement. Nothing contained in this Section 9.2 will relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3 Termination Fee and Expenses. To compensate Prosperity for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Prosperity, the Company and Prosperity agree as follows:

(a) Provided that Prosperity is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i) the Company under the provisions of Section 9.1(e), then the Company shall pay to Prosperity the sum of $20,000,000 (the “Termination Fee”) plus all expenses incurred by Prosperity in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $750,000 (“Prosperity Expenses”);

(ii) Prosperity under the provisions of Section 9.1(f), then the Company shall pay to Prosperity the Termination Fee plus the Prosperity Expenses;

(iii) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at the time of termination, the Registration Statement has been declared effective at least 25 business days prior to such date and the Company shall have failed to call, give notice of, convene and hold the Meeting in accordance with Section 5.1, or (B) Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to the Company, then the Company shall pay to Prosperity the Prosperity Expenses; or

(iv) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at such time the shareholders of the Company have not approved and adopted the Agreement and the Merger, or (B) Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to the Company and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, the Company enters into an Acquisition Agreement with any third party with respect to any Acquisition Proposal, then the Company shall pay to Prosperity the Termination Fee, which shall be in addition to the Prosperity Expenses to be paid pursuant to Section 9.3(a)(iii).

The payment of the Termination Fee and/or Prosperity Expenses shall be Prosperity’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a). For the avoidance of doubt, in no event shall the Termination Fee described in this Section 9.3 be payable on more than one occasion.

(b) Any payment required by Section 9.3(a) shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(iv), then such payment shall become payable on or before the date of execution by the Company of an Acquisition Agreement.

(c) For purposes of this Agreement, an “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(d) For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether communicated to the Company or publicly announced to the Company’s shareholders) by any person (other than Prosperity or any of its Affiliates) for an Acquisition Transaction involving the Company, any Subsidiary or any future Subsidiary, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, 20% or more of the consolidated assets of the Company as reflected on the Company’s most recent consolidated statement of condition prepared in accordance with GAAP.

(e) For purposes of this Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company by any person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Prosperity or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Prosperity or any of its Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 20% or more of the assets of the Company; or (iii) any liquidation or dissolution of the Company.

(f) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Company Board reasonably determines, in its good faith judgment based on, among other things, the advice of outside counsel and the Financial Advisor, (i) to be more favorable from a financial point of view to the Company’s shareholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

ARTICLE X.

CONDITIONS TO OBLIGATIONS OF PROSPERITY

The obligation of Prosperity under this Agreement to consummate the Merger is subject to the satisfaction, at or before the Closing Date of the following conditions, which may be waived by Prosperity in its sole discretion:

Section 10.1 Compliance with Representations and Warranties. The representations and warranties made by the Company in this Agreement (a) must have been true and correct as of the date of this Agreement and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all materiality qualifiers contained therein shall be disregarded. Prosperity shall have been furnished with a certificate, executed by an appropriate representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.2 Performance of Obligations. The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with before or at the Closing. Prosperity shall have received a certificate signed by an appropriate representative of the Company to that effect.

Section 10.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Company or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on the Company.

Section 10.4 Releases. Each director and officer (with a title of Executive Vice President or above) of the Company and the Bank shall have delivered to Prosperity a Director/Officer Release.

Section 10.5 Termination of Employment and Change in Control Agreements. Each of the employment and change in control agreements between the Company or the Bank and an officer thereof as set forth in Schedule 10.5 shall be terminated, the Company shall pay to each such person the amount set forth in Schedule 10.5 and each such person shall have executed a termination and release agreement with respect to the termination of their respective employment or change in control agreement.

Section 10.6 Employment Agreements; Non-Competition Agreements.

(a) Each of the persons set forth in Schedule 5.6 shall have entered into an employment agreement with Prosperity or Prosperity Bank.

(b) Each of the non-employee directors of the Company and the Bank shall have entered into a Director Non-competition Agreement.

Section 10.7 Shareholder Vote; Dissenters’ Rights. Each of the directors of the Company and the Bank shall have executed and delivered a Voting Agreement, and such agreement shall be in full force and effect on and as of the Closing Date. The holders of Company Shares shall have approved this Agreement and the transactions contemplated hereby as contemplated by Section 5.1 and no action purporting or attempting to rescind that vote shall have been taken by the Company or its shareholders. Holders of shares representing no more than 8% of the issued and outstanding Company Shares have demanded or are entitled to receive payment of the fair value of their shares as dissenting shareholders.

Section 10.8 Consents and Approvals. All consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of the Company or any of its Subsidiaries shall have been obtained, and the Company shall have received evidence thereof in form and substance satisfactory to it.

Section 10.9 Allowance for Loan Losses. As of the Closing Date, the Company’s allowance for loan losses shall be equal to at least the Minimum Allowance Amount.

Section 10.10 Merger or Liquidation of Company and Bank Subsidiaries. The mergers of ASFC Investment Corporation and Farmers and Stockmen Regional Credit Corporation with and into the Company, with the Company surviving in each case, will be completed. Brownfield Investment Corporation will be liquidated and dissolved.

Section 10.11 ISO and EFT Memberships. Prosperity and/or Prosperity Bank will become a member in good standing under each membership, network or similar agreement related to the Company’s or the Bank’s provision of independent sales organization or electronic funds transfer services upon consummation of the Merger and/or Bank Merger.

ARTICLE XI.

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company under this Agreement to consummate the Merger is subject to the satisfaction, at or before the Closing Date, of the following conditions, which may be waived by the Company in its sole discretion:

Section 11.1 Compliance with Representations and Warranties. The representations and warranties made by Prosperity in this Agreement (a) must have been true and correct as of the date of this Agreement and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all materiality qualifiers contained therein shall be disregarded. The Company shall be furnished with a certificate, executed by an appropriate representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.2 Performance of Obligations. Prosperity shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with before or at the Closing. The Company shall have received a certificate signed by an appropriate representative of Prosperity to that effect.

Section 11.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Prosperity or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on Prosperity.

ARTICLE XII.

CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY

AND THE COMPANY

The respective obligations of Prosperity and the Company under this Agreement are subject to the satisfaction of the following conditions which may be waived by Prosperity and the Company, respectively, in their sole discretion:

Section 12.1 Government Approvals. Prosperity shall (a) have received the approval, or waiver of approval, of the transactions contemplated by this Agreement, including the Bank Merger, from all necessary governmental agencies and authorities, including the Federal Reserve Board, the FDIC, the TDB, and any other regulatory agency whose approval (or waiver thereof) must be received in order to consummate the Merger and the Bank Merger (the “Regulatory Approvals”), which approvals shall not impose any restrictions on the operations of Prosperity or the Continuing Corporation which are reasonably unacceptable to Prosperity and (b) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Prosperity or the Company may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

Section 12.2 Shareholder Approval. The shareholders of the Company shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.3 Tax Opinion. The Company shall have received an opinion of Hunton & Williams, LLP, and Prosperity shall have received an opinion of Bracewell & Giuliani LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers or directors of the Company, Prosperity and others.

Section 12.4 Registration of Prosperity Common Shares. The Registration Statement covering the Prosperity Common Shares to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the Prosperity Common Shares to be issued in the Merger shall have been received.

Section 12.5 Listing of Prosperity Common Shares. The Prosperity Common Shares to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on the NYSE.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

(b) A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or an officer with the title of Vice President or above, is actually aware of or, after reasonable inquiry, had reason to know such fact or other matter.

(c) “Material Adverse Effect” with respect to any party means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, deposits, results of operations, earnings, business or cash flows of that party, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States and the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement.

(d) “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; but the term does not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

Section 13.2 Nonsurvival of Representations and Warranties. The representations, warranties, covenants and agreements of Prosperity and the Company contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time (including Sections 6.6, 6.9, 6.10, 7.2, 7.4, 9.2, 13.2, 13.4 and 13.6), which shall survive the Closing.

Section 13.3 Amendments. This Agreement may be amended only by a writing signed by Prosperity and the Company at any time before the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 13.4 Expenses. Except as otherwise provided in Section 9.3, whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Fax No.: (713) 693-9309

Attention:        Mr. David Zalman and Mr. James D. Rollins III

With a copy to:

Prosperity Bancshares, Inc.

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Fax No.: (281) 269-7222

Attention:        General Counsel

and

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Fax No.: (713) 221-1212

Attention:        Mr. William T. Luedke IV

If to the Company:

American State Financial Corporation

1401 Avenue Q

Lubbock, Texas 79408

Fax No.: (806) 472-3555

Attention:        Mr. W.R. Collier and Mr. Mike Epps

With a copy to:

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Fax No.: (214) 740-7144

Attention:        Mr. Charles E. Greef and Mr. Brian R. Marek

All notices sent by mail as provided above shall be deemed delivered 3 days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.

Section 13.6 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

Section 13.7 Articles, Sections, Exhibits, Schedules and Headings. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 13.8 Extension; Waiver. At any time before the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.9 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10 Entire Agreement. This Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.12 Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.13 Gender; Plurals. Any pronoun used herein shall refer to any gender, whether masculine, feminine or neuter, as the context requires. Defined terms may be used in either the singular or plural form as indicated by the applicable syntax, but the meaning of which shall not be affected thereby.

Section 13.14 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 13.15 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman
David Zalman
Chairman of the Board and Chief Executive Officer

AMERICAN STATE FINANCIAL CORPORATION

By:	/s/ W.R. Collier
W.R. Collier
Chairman of the Board and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]